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  FORM 5            U.S. SECURITIES AND EXCHANGE COMMISSION
-----------                 Washington, D.C. 20549

             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[_] Check box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue.
     See Instruction 1(b).

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

                Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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
1. Name & Address of Reporting  2.  Issuer Name & Ticker or Trading                       6. Relationship of Reporting Person(s)
   Person*                          Symbol                                                   to Issuer (Check all applicable)
                                                                                              X    Director          X   10% Owner
Self, Anne Darden               Quicksilver Resources Inc. (KWK)                             ----                   ----
----------------------------------------------------------------------------------------     ____ Officer (give     ____ Other
(Last)  (First)  (Middle)       3  I.R.S. Identification       4.  Statement for Month/                    title       (Specify
                                   Number of Reporting Person,     Year                                    below)       below)

1619 Pennslyvania Avenue           if an entity (Voluntary)           1999
                                                                                             ---------------------------------------
----------------------------                                 -----------------------------------------------------------------------
         (Street)                                              5.  If Amendment, Date      7. Individual or Joint/Group
                                                                    of Original                (Check applicable line)
                                                                    (Month/Year)                X    Form filed by One Reporting
                                                                                               ---   Person
Fort Worth, Texas   76104                                                                      ___   Form filed by More than One
                                                                                                     Reporting Person
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(City)    (State)   (Zip)
                                               Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

*  If the Form is filed by more
than one Reporting Person, see
Instruction 4(b)(v)
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  1.  Title of Security     2. Transaction    3. Transaction  4. Securities Acquired   5. Amount of    6. Ownership    7. Nature of
      (Instr. 3)               Date (Month/      Code            (A) or Disposed of       Securities      Form: Direct    Indirect
                               Day/Year)         (Instr. 8)      (D) (Instr. 3, 4 & 5)    Beneficially    D) or           Beneficial
                                                                                          Owned at End    Indirect        Ownership
                                                                                          of Issuer's     I) (Instr. 4)   (Instr. 4)
                                                                                          Fiscal Year
                                                                                          (Instr. 3 & 4)
                                                             ---------------------------
                                                                Amount  (A) or (D) Price
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Common Stock                    7/15/99           J         1,340,405      A        $8.13    5,214,927         I        By
                                                                                                                        Mercury
                                                                                                                        Exploration
                                                                                                                        Company
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                                                                                             3,030,861         I        By
                                                                                                                        Quicksilver
                                                                                                                        Energy, L.C.

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                                                                                                13,450         I        as co-
                                                                                                                        trustee
                                                                                                                        for five
                                                                                                                        family
                                                                                                                        trusts
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                                                                                               357,373         D
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FORM 5 (Continued)            Table II - Derivative Securities Acquired,
                              Disposed of, or Beneficially Owned (e.g., puts,
                              calls, warrants, options, convertible securities)

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1. Title of Derivative      2. Conversion   3. Trans-      4. Trans-    5. Number of Derivative     6. Date Exercisable and
   Security (Instr. 3)         or Exercise     action         action       Securities Acquired (A)     Expiration Date
                               Price of        Date           Code         Disposed of (D)             (Month/Day/Year)
                               Derivative      (Month/        (Instr. 8)   (Instr. 3,4 & 5)
                               Security        Day/Year)
                                                                                                     ---------------------------
                                                                          -------------------------     Date       Expiration
                                                                             (A)       (D)           Exercisable       Date
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


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

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 7. Title and Amount of     8. Price of     9. Number of       10. Ownership of          11. Nature of
    Underlying Securities      Derivative      Securities          Derivative                Indirect
    (Instr. 3 & 4)             Securities      Beneficially        Security                  Beneficial
--------------------------     (Instr. 5)      Owned at End        Direct (D) or             Ownership
    Title       Amount or                      of Year (Instr.     Indirect (I)              (Instr. 4)
                Number of                      4)                   (Instr.4)
                 Shares
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
                                                  594,000               I                      By Mercury
                                                                                               Exploration
                                                                                               Company
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                                                  110,000               D
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Explanation of Responses:  J - Ms. Self is a shareholder, officer and director of Mercury Exploration Company. On July 15, 1999,
                               Mercury purchased 1,340,405 shares of Quicksilver
                               Common Stock from Trust Company of the West.

                                                                                        /s/ ANNE D. SELF                  1/21/00
**  Intentional misstatements or omissions of facts constitute Federal Criminal     _________________________________    ___________
    Violations.                                                                      ** Signature of Reporting Person        Date
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.